EXHIBIT 3-E





                           CERTIFICATE OF LIMITED PARTNERSHIP

                                           OF

                                 PENELEC CAPITAL, L.P.



                    This Certificate of Limited Partnership of Penelec Capital, L.P. (the "Partnership") is being duly executed and filed by the undersigned general partner of the Partnership for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

                    1.  The name of the Partnership is Penelec Capital, L.P.

                    2. The address of the registered office of the Partnership in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901. The Partnership's registered agent at that address is The Prentice-Hall Corporation System, Inc.

                    3. The name and mailing address of the sole general partner of the Partnership is:

                    NAME                     ADDRESS

                    Penelec Preferred        Mellon Bank Center
                    Capital, Inc.            Tenth and Market Streets
                                             Wilmington, Delaware  19801


                    IN  WITNESS WHEREOF,  the  undersigned, constituting  the
          sole  general  partner   of  the   Partnership,  has  caused   this
          Certificate of Limited Partnership to be duly executed as of the 10th day of May, 1994.

                                             PENELEC PREFERRED CAPITAL, INC.,
                                             as General Partner


                                             By:  /s/ Fred D. Hafer
                                                  Name:  Fred D. Hafer
                                                  Its President

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